Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Orange County Bancorp, Inc.:

Name	State of Incorporation

Orange Bank & Trust Company	New York

Hudson Valley Investment Advisors, Inc.	New York